Patient Infosystems Contact:

Roger Chaufournier

Chairman & CEO

Patient Infosystems, Inc.

Tel. 800.276.2575

PATIENT INFOSYSTEMS INC. ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS WITH

RECORD REVENUES FOR NINE MONTHS

Rochester, New York, November 15, 2005 - Patient Infosystems, Inc. and subsidiaries (the "Company") (OTCBB: PATY) a leading healthcare solutions company today announced its third quarter financial results.

Revenues for the nine months ended September 30, 2005 increased to a record level of approximately $11.7 million as compared to approximately $10.5 million for the nine months ended September 30, 2004. Revenues during each of the third quarters ending September 30, 2004 and 2005 were approximately $3.4 million.

Net loss for the nine months ended September 30, 2005 increased to approximately $4.1 million as compared to $2.1 million for the nine months ended September 30, 2004 and includes $388,000 of restructuring costs incurred to date related to the distribution of the securities of the Company’s wholly owned subsidiary, American Caresource Holdings, Inc. (“ACS”) to the stockholders of the Company, and merger costs relating to the recently announced transaction with CCS Careguide, Inc of approximately $219,000 which cannot be capitalized. Net loss during the third quarter ended September 30, 2005 was $1.8 million as compared to $0.7 million for the same period of 2004.

### FINANCIAL DATA TO FOLLOW ###

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF

ASSETS	September 30, 2005	December 31, 2004
CURRENT ASSETS:
Cash and cash equivalents	$ 162,652	$ 229,298
Accounts receivable	1,073,685	1,960,355
Prepaid expenses and other current assets	336,558	224,916
Total current assets	1,572,895	2,414,569

Property and equipment, net	774,429	877,213

OTHER ASSETS:
Intangible assets	2,458,089	2,372,483
Goodwill	11,139,731	11,237,278

TOTAL ASSETS	$ 15,945,144	$ 16,901,543

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 1,074,505	$ 1,483,684
Accrued salaries and wages	731,066	879,523
Accrued expenses	793,866	311,534
Accrued dividends	1,829,648	1,317,495
Current maturities of long-term debt	8,997,352	21,355
Deferred revenue	144,853	269,246
Total current liabilities	13,571,290	4,282,837

LINE OF CREDIT	-	7,200,000
LONG-TERM DEBT	68,043	19,325

STOCKHOLDERS' EQUITY:
Preferred stock - $.01 par value: shares authorized: 20,000,000
Series C, 9% cumulative, convertible, issued and outstanding - 65,800
as of September 30, 2005 and 75,000 as of December 31, 2004	658	750
Series D, 9% cumulative, convertible, issued and outstanding - 869,572
as of September 30, 2004 and 840,118 as of December 31, 2005	8,696	8,401
Common stock - $.01 par value: shares authorized:
80,000,000; issued and outstanding - 10,800,118 as of September 30, 2005,
9,638,150 as of December 31, 2004	108,001	96,382
Additional paid-in capital	54,844,593	54,346,793
Deferred debt issuance cost	(1,186,095)	(1,689,244)
Accumulated deficit	(51,470,042)	(47,363,701)
Total stockholders' equity	2,305,811	5,399,381

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 15,945,144	$ 16,901,543

See notes to the consolidated statements.

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATION (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

REVENUES
Disease, Demand and Care Management Fees	$ 2,358,619	$ 1,967,444	$ 8,324,601	$ 5,991,597
Ancillary Benefits Management Fees	1,022,468	1,406,376	3,370,469	4,476,082

Total revenues	3,381,087	3,373,820	11,695,070	10,467,679

COSTS AND EXPENSES
Cost of sales	2,879,064	2,801,762	9,784,706	8,578,400
Sales and marketing	452,235	363,123	1,500,810	1,060,756
General and administrative	1,347,695	611,089	3,194,311	2,256,920
Research and development	37,000	31,451	109,697	89,685

Total costs and expenses	4,715,994	3,807,425	14,589,524	11,985,761

OPERATING LOSS	(1,334,907)	(433,605)	(2,894,454)	(1,518,082)

OTHER EXPENSE
Financing Cost	(310,069)	(203,158)	(903,095)	(545,908)
Other expense, net	(125,786)	(21,552)	(308,792)	(76,698)

NET LOSS	(1,770,762)	(658,315)	(4,106,341)	(2,140,688)

CONVERTIBLE PREFERRED STOCK DIVIDENDS	(210,459)	(205,902)	(620,033)	(699,018)

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS	$ (1,981,221)	$ (864,217)	$ (4,726,374)	$ (2,839,706)

NET LOSS PER SHARE - BASIC
AND DILUTED	$ (0.18)	$ (0.09)	$ (0.46)	$ (0.39)

WEIGHTED AVERAGE COMMON SHARES	10,753,881	9,638,067	10,261,006	7,202,947

See notes to the consolidated statements.

During the nine months ended September 30, 2005, Patient Infosystems operated in two segments: (i) Patient Infoystems, which includes disease management, demand management, provider improvement as well as case management and utilization review services which were acquired on September 22, 2004 through the acquisition of CBCA Care Management, Inc. (CMI) and (ii) ACS, which includes ancillary benefits management services. Selected financial information on Patient Infosystems' segments for the three and nine months ended September 30, 2005 and 2004 are presented as follows:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues
Patient Infosystems	$ 2,358,619	$ 1,967,444	$ 8,324,601	$ 5,991,597
American Caresource	1,022,468	1,406,376	3,370,469	4,476,082
Total revenue	3,381,087	3,373,820	11,695,070	10,467,679

Cost of goods
Patient Infosystems	1,849,404	1,354,896	6,402,494	4,145,574
American Caresource	1,029,660	1,446,866	3,382,212	4,432,826

Selling, General and Administrative
Patient Infosystems	1,292,071	632,353	3,161,643	1,771,486
American Caresource	544,859	373,310	1,643,175	1,635,875

Other
Patient Infosystems	348,355	222,541	1,030,005	609,971
American Caresource	87,500	2,169	181,882	12,635

Net loss
Patient Infosystems	(1,131,211)	(242,346)	(2,269,541)	(535,434)
American Caresource	(639,551)	(415,969)	(1,836,800)	(1,605,254)
Total net loss	(1,770,762)	(658,315)	(4,106,341)	(2,140,688)

About Patient Infosystems:

Patient Infosystems is a leader in disease and demand management programs that reduce healthcare costs and increase patient quality of life and service. The company, through its wholly owned subsidiary, American Caresource, is also a pioneer in ancillary benefits management. For more information on Patient Infosystems please go to www.ptisys.com.

This release contains information about management's view of the company's ability to reduce costs for our clients and to benefit their businesses that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company's financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the company's filed Annual Report on Form 10-KSB, as well as other documents filed with the Securities and Exchange Commission.